                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1) *

                              FORBES MEDI-TECH INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON SHARES
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    344907100
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2006
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]        Rule 13d-1(b)
     [ ]        Rule 13d-1(c)
     [ ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 2 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CANTOR FITZGERALD & CO. (IRS ID #13-3680184)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------

4      CITIZENSHIP OR PLACE OF ORGANIZATION

       NEW YORK
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       BD
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 3 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CANTOR FITZGERALD SECURITIES (IRS ID # 13-3680187)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       NEW YORK
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 4 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CFLP CFS I HOLDINGS, L.P. (IRS ID # 20-2948695)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 5 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CFLP CFS HOLDINGS, LLC (IRS ID # 13-3680189)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 6 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CANTOR FITZGERALD, L.P. (IRS ID # 13-3680189)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 7 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CF GROUP MANAGEMENT, INC. (IRS ID # 13-3679422)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       NEW YORK
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 8 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       HOWARD W. LUTNICK
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY            0
  OWNED BY EACH     ------------------------------------------------------------
REPORTING PERSON    7      SOLE DISPOSITIVE POWER
      WITH
                           0
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                   |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 9 of 16 Pages
----------------------                                    ----------------------

ITEM 1.    (a)    NAME OF ISSUER:

                  FORBES MEDI-TECH INC.

           (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 750 WEST
                  PENDER STREET, SUITE 200, VANCOUVER, BRITISH COLUMBIA, CANADA
                  V6C 2T8

ITEM 2.    (c)    NAME OF PERSON FILING: THIS STATEMENT IS BEING FILED PURSUANT
                  TO A JOINT FILING AGREEMENT (ATTACHED AS EXHIBIT 1 AND
                  INCORPORATED HEREIN BY REFERENCE) BY (I) CANTOR FITZGERALD &
                  CO. ("CFC"), A NEW YORK GENERAL PARTNERSHIP AND THE RECORD
                  OWNER OF THE SHARES, (II) CANTOR FITZGERALD SECURITIES
                  ("CFS"), A NEW YORK GENERAL PARTNERSHIP AND THE MANAGING
                  GENERAL PARTNER OF CFC, (III) CFLP CFS I HOLDINGS, L.P.
                  ("CFLPCFSIH"), A DELAWARE LIMITED PARTNERSHIP AND THE MANAGING
                  GENERAL PARTNER OF CFS, (IV) CFLP CFS HOLDINGS, LLC
                  ("CFLPCFSH"), A DELAWARE LIMITED LIABILITY COMPANY AND THE
                  MANAGING GENERAL PARTNER OF CFLPCFSIH, (V) CANTOR FITZGERALD,
                  L.P. ("CFLP"), A DELAWARE LIMITED PARTNERSHIP AND THE SOLE AND
                  MANAGING MEMBER OF CFLPCFSH, (VI) CF GROUP MANAGEMENT, INC.
                  ("CFGM"), A NEW YORK CORPORATION AND THE MANAGING GENERAL
                  PARTNER OF CFLP, AND (VII) HOWARD W. LUTNICK, A CITIZEN OF
                  THE UNITED STATES AND THE SOLE SHAREHOLDER OF CFGM (SOMETIMES
                  COLLECTIVELY REFERRED TO AS THE "REPORTING PERSONS").

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  THE PRINCIPAL BUSINESS OFFICE FOR EACH OF THE REPORTING
                  PERSONS IS 110 EAST 59TH ST., NEW YORK, NY 10022.

           (c)    CITIZENSHIP: SEE ITEM 2(A).

           (d)    TITLE OF CLASS OF SECURITIES: COMMON SHARES

           (e)    CUSIP NUMBER: 344907100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR RULE 13D-2(B)
OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)    [X]  Broker or dealer registered under Section 15 of the
                       Exchange Act; THIS ITEM APPLIES TO CFC.

           (b)    [ ]  Bank as defined in Section 3(a) (6) of the Exchange Act;

           (c)    [ ]  Insurance company as defined in Section 3(a) (19) of the
                       Exchange Act;

           (d)    [ ]  Investment company registered under Section 8 of the
                       Investment Company Act of 1940;

           (e)    [ ]  An investment adviser in accordance with Rule 13d-1(b)
                       (1) (ii) (E);

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 10 of 16 Pages
----------------------                                    ----------------------

           (f)    [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F);

           (g)    [X]  A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G); THIS ITEM APPLIES TO
                       CFS, CFLPCFSIH, CFLPCFSH, CFLP, CFGM AND HOWARD W.
                       LUTNICK.

           (h)    [ ]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

           (i)    [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                       Investment Company Act;

           (j)    [ ]  Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     As to each of the Reporting Persons:

     (a) Amount beneficially owned: 0 shares.

     (b) Percent of class: 0.0%.

     (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote: 0.

         (ii) shared power to vote or to direct the vote: 0.

         (iii) sole power to dispose or to direct the disposition of: 0.

         (iv) shared power to dispose or to direct the disposition of: 0.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 11 of 16 Pages
----------------------                                    ----------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following |X|.

     Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
     Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

     Not Applicable.

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 12 of 16 Pages
----------------------                                    ----------------------

ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            [Signature page follows]

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 13 of 16 Pages
----------------------                                    ----------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CANTOR FITZGERALD & CO.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CANTOR FITZGERALD SECURITIES

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CFLP CFS I HOLDINGS, L.P.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CFLP CFS HOLDINGS, LLC

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CANTOR FITZGERALD, L.P.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 14 of 16 Pages
----------------------                                    ----------------------

CF GROUP MANAGEMENT, INC.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

/s/ Howard W. Lutnick
------------------------
Name: Howard W. Lutnick
Date: January 10, 2007

   [Signature Page to Amendment No. 1 to Schedule 13G dated January 10, 2007]

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 15 of 16 Pages
----------------------                                    ----------------------

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         JOINT FILING AGREEMENT, dated as of the 10th day of January 2007, among
Cantor Fitzgerald & Co., Cantor Fitzgerald Securities, CFLP CFS I Holdings,
L.P., CFLP CFS Holdings, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc.
and Howard W. Lutnick (collectively, the "Joint Filers").

         Whereas, pursuant to Rule 13d-1(k) under the Securities Exchange Act of
1934, as amended (the "Exchange Act"), the parties hereto desire to satisfy any filing obligations under Section 13(d) of the Exchange Act by a single joint filing:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

         1.       The Amendment No. 1 to Schedule 13G with respect to the Common
                  Stock of Forbes Medi-Tech Inc. (to which this Joint Filing
                  Agreement is an exhibit) is filed on behalf of each of the
                  Joint Filers.

         2.       Each of the Joint Filers is eligible to use Schedule 13G for the filing of information therein contained.

         3.       Each of the Joint Filers is responsible for the timely filing of Schedule 13G and any amendments thereto, and for the
                  completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the
                  information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have caused this Joint Filing
Agreement to be duly executed and delivered as of the date first above written.

CANTOR FITZGERALD & CO.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CANTOR FITZGERALD SECURITIES

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

----------------------                                    ----------------------
CUSIP NO.  344907100                 13G                  Page 16 of 16 Pages
----------------------                                    ----------------------

CFLP CFS I HOLDINGS, L.P.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CFLP CFS HOLDINGS, LLC

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CANTOR FITZGERALD, L.P.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

CF GROUP MANAGEMENT, INC.

By: /s/ Stephen Merkel
    --------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel & Secretary
Date: January 10, 2007

/s/ Howard W. Lutnick
------------------------
Name: Howard W. Lutnick
Date: January 10, 2007

          [Signature Page to Joint Filing Agreement for Amendment No. 1
                    to Schedule 13G dated January 10, 2007]